FOR IMMEDIATE RELEASE: May 20, 2003	CONTACT: Amy Finan Director, Corporate Communications & Industry Relations 240.864.2640 or 240.413.3300

ENTREMED COMPLETES $9.0 MILLION
EQUITY DEAL

     Rockville, MD — May 20, 2003 — EntreMed, Inc. (NASDAQ: ENMD), a biopharmaceutical company focusing on the research and product development of small molecules, today announced it has completed the sale of 3.0 million shares of common stock to institutional investors for approximately $9.0 million in gross proceeds. The shares were offered through a prospectus supplement to EntreMed’s effective shelf registration statement.

     EntreMed President and Chief Operating Officer Neil Campbell commented, “This transaction was an opportunity to secure additional funding as we continue our transition to a small molecule company. We remain committed to prudent resource management and expect these additional proceeds to fund the Company’s operations into 2005.”

About EntreMed

EntreMed, Inc. is a clinical-stage biopharmaceutical company developing therapeutics that target abnormal blood vessel growth and inflammatory and apoptotic pathways associated with over 80 diseases such as cancer, blindness and atherosclerosis. The Company’s clinical drug candidates, led by the small molecule Panzem®, have shown a strong safety profile with neither toxicity nor clinically significant side effects reported to date. Further, doctors have reported tumor regression and disease stabilization in some clinical patients that have received EntreMed drug candidates. The Company also has a rich pipeline of compounds, consisting primarily of small molecules, peptides and small molecule peptidomimetics, in preclinical development. These compounds target processes that occur in a wide variety of diseases by inducing apoptosis, as well as inhibiting inflammatory and angiogenic pathways. For further information, visit EntreMed’s web site at www.entremed.com.

Forward Looking Statements

This release contains, and other statements that EntreMed may make may contain,

forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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